Exhibit 99.1

Technology Executive Ambika Kapur Joins Dynatrace Board of Directors
Go-to-market executive brings deep experience building fast-growing businesses at industry leaders including VMWare, Bracket Computing, and Cisco

WALTHAM, Mass., January 31, 2022 – Software intelligence company Dynatrace (NYSE: DT), today announced the appointment of Ambika Kapur to its board of directors. Ms. Kapur, an experienced go-to-market executive, has served in senior roles at leading technology companies, including VMWare, Bracket Computing, and Cisco.
“I am delighted to welcome Ambika to Dynatrace,” said Rick McConnell, Dynatrace CEO. “Her experience directing product innovation from inception through market leadership will enable us to further scale our business to help the world’s leading organizations tame cloud complexity and accelerate digital transformation.”

“It is an honor to join the Dynatrace board,” said Ambika Kapur. “The company is addressing a huge market, and its platform has become essential for organizations executing digital transformation in the cloud. The combination of industry-leading technology, a world-class team, and happy customers position Dynatrace extremely well for ongoing success. I look forward to helping guide the company to extend this strong position.”

In addition to her role on the Dynatrace board, Ms. Kapur currently serves as VP of product marketing for the Network and Advanced Security Business Group at VMware Inc. (NYSE: VMW). Before this role, she served as Chief Product Officer at DataTribe, a startup foundry that invests in and co-builds world-class startups focused on generational leaps in cybersecurity and data science. Earlier in her career, she held senior leadership roles at companies including Bracket Computing, a pioneer in cloud virtualization systems, acquired by VMware in 2018, and Cisco Systems Inc (NASDAQ: CSCO) as head of product management for the company’s Security Technology Business Unit. Ms. Kapur is a graduate of the Delhi School of Economics at the University of Delhi, where she earned a master’s degree in economics.

About Dynatrace

Dynatrace provides software intelligence to simplify cloud complexity and accelerate digital transformation. With automatic and intelligent observability at scale, our all-in-one platform delivers precise answers about the performance and security of applications, the underlying infrastructure, and the experience of all users to enable organizations to innovate faster, collaborate more efficiently, and deliver more value with dramatically less effort. That’s why many of the world’s largest enterprises trust Dynatrace® to modernize and automate cloud operations, release better software faster, and deliver unrivalled digital experiences.

Curious to see how you can simplify your cloud? Let us show you. Visit our trial page for a free 15-day Dynatrace trial.

To learn more about how Dynatrace can help your business, visit https://www.dynatrace.com, visit our blog, and follow us on Twitter @dynatrace.